                                                                                            CONSULTANT AGREEMENT

This Consultant Agreement (the “Agreement”) is effective as of July 21, 2011, by and between ORACO RESOURCES, INC., a Nevada Corporation, and its affiliates and/or subsidiaries (collectively referred to as "Oraco"), and CHARLES HUGGINS, an individual, ("Consultant").

Recitals

WHEREAS, Consultant and Oraco have agreed to finalize the terms of Consultant's services with Oraco and reduce those terms to writing in this Agreement.

WHEREAS, Consultant has acquired outstanding, unique and special skills and abilities and an extensive background in and knowledge in the diamond and gold industry, and in particular has maintained successful business contacts in West Africa, as well as other significant contacts located throughout the world. Consultant has invested over 20 years and substantial personal finances in securing relationships and obtaining the rights that Oraco currently holds for its business interest in West Africa, and is vital to the maintenance of the West African rights as well as the acquisition of additional rights on behalf of Oraco throughout the world.

WHEREAS, Oraco desires the association and services of Consultant in order to retain his experience, skills, abilities, background, and knowledge, and is therefore willing to engage his services on the terms and conditions set forth below.

WHEREAS, Consultant desires to begin consulting for Oraco and is willing to do so on those terms and conditions set forth herein.

NOW THEREFORE, in consideration of the above recitals and the mutual promises and conditions in this Agreement, and other good and valuable considerations, the receipt and sufficiency of which is hereby acknowledged, the parties agree as follows:

1.

CONSULTANT DUTIES. Oraco shall contract with Consultant to assist it in locating working interest partners, mining concessions, mining operations, and similar financing and business agreements to further Oraco’s business in West Africa on a “best efforts” basis. Consultants services shall include, but not be limited to:

i.

Consultant’s, identifying, negotiating and/or obtain contracts, rights and/or other agreements for the mining or acquisition of diamonds, gold and/or other natural resources with rights holders throughout the world, on behalf of Oraco.

ii.

Obtaining governmental approvals and/or authorizations to use, implement or otherwise exploit any contracts or agreements obtained by Consultant and entered into by Oraco.

iii.

Locate, negotiate the purchase of and/or obtain diamonds, gold or other precious minerals on behalf of Oraco throughout the world.

iv.

Facilitate the transportation of such minerals obtained to the United States and further assist in the sale of such minerals obtained and transported.

2.

RIGHT OF FIRST OFFER. During the term of this Agreement, Consultant agrees to provide Oraco the right to accept the benefits offered as the result of the services provided by Consultant in Section 1, above, prior to Consultant offering such benefits to any third party. It being the intention of the parties that Consultant has agreed to provide the services to Oraco on an exclusive basis; however in the event Oraco is not in a position, or decides that it is not in its best interest, to act upon the benefits which Consultant has provided, Consultant is entitled to offer the benefits to a third party.  It is understood and agreed that any contracts, licenses and other agreements for any  benefits derived from the performance by Consultant of any action that, under this Agreement, would be, or could be considered to be, one of the duties of Consultant set forth in Paragraph 1, that have been offered to and/or contracted for, any party other than Oraco prior to the commencement of this Agreement, shall be excluded from Consultant’s obligations, duties or other like conduct created by this paragraph

3.

DEVOTION OF TIME. During the period of its Agreement hereunder, Consultant shall devote such of his business time, interest, attention, and effort to the faithful performance of his duties hereunder, as may be reasonably necessary and convenient to Consultant to the accomplishment and fulfillment of those duties.

4.

TERM OF AGREEMENT. Subject to earlier termination as provided in Paragraph 8 below, Consultant shall be employed for a five (5) year term beginning on the date as first above written.  This Agreement may be extended by and between the parties upon written modification hereof.

a.

Term Extension.  At any time prior to the expiration of the Term, as stated in section 4 above, Oraco and Consultant may, by mutual written agreement, extend Consultant’s employment under the terms of this Agreement for such additional periods as they may agree.

5.

LOCATION OF CONSULTANT. Unless the parties agree otherwise in writing, during the Agreement term Consultant shall perform the services it is required to perform under this Agreement in any location in which the Consultant may need to accomplish its duties hereunder.

6.

COMPENSATION. Oraco agrees to pay Consultant for the services rendered herein as follows:

a.

Payment Amount. Consultant shall be paid five percent (5%) of the all Gross Income (the “Commission”) of Oraco or its successors or assigns.  “Gross Income” shall mean all income received by Oraco, or its successors or assigns, less any payments that Oraco must make for: the acquisition and sale of any gold, diamonds or other minerals (including, but not limited to, the costs of the purchase of any gold, diamonds or precious minerals; taxes, insurance and transportation costs payable on same; the cost of finishing and polishing any diamonds; and any other like inherent costs of such transaction); and all costs incurred in connecting with the recovery and subsequent sale of any gold, diamonds or other minerals recovered from any operations being conducted pursuant to any contract, license or other agreement Oraco or its successors or assigns, may have for the performance of such activities.  Consultant’s Commission shall be paid to Consultant in purpetuity, and shall be considered as an asset of his estate and shall be deemed a descendible right that shall be passed to Consultant’s heirs as he so designates by his will, or if he dies intestate, then in accordance with the laws of the State of New York.

b.

 Expenses. Oraco shall pay all of Consultant’s expenses for travel and accommodations prior to Consultant undertaking any travel in connection with the fulfillment of his Duties as set forth in Paragraph 1 above.  In addition, Consultant shall be entitled to receive proper reimbursement for all reasonable out-of-pocket expenses incurred directly by Consultant in performing Consultant’s duties and obligations under this Agreement.  Oraco shall reimburse Employee for such expenses on a monthly basis, upon submission by Consultant of appropriate receipts, vouchers or other documents in accordance with Oraco’s policy, exclusive of any such documents for any nonspecific expenses incurred by Consultant,, Consultant shall receive payment on the first day of each month for reasonable nonspecific expenses Consultant estimates he shall incur in that month.  Consultant shall provide Oraco with a reasonable estimation of the nonspecific expenses he shall incur in that month no later than the 15th day of the month prior to which Consultant believes such nonspecific expenses shall be incurred.  In the event that, by the end of a month, the amount paid to Consultant is less than what Consultant is provided with for a particular month, Consultant shall be reimbursed the  amount of the shortfall at the commencement of the ensuing month.  In the event that the amount of nonspecific expenses incurred by Consultant is less than what Consultant is provided with for a particular month, the excess shall be applied to, and be deemed a part of, the amount paid to Consultant as nonspecific expenses estimated to be incurred in the ensuing month.  As an example, when Consultant submits his estimate of the reasonable nonspecific expenses he shall incur in the month of October, which he submits on or before September 15, he shall receive such amount on October 1, adjusted for any shortfall or overpayment made to Consultant for nonspecific expenses incurred in

September .  If Oraco believes that the estimate submitted by Consultant of nonspecific expenses to be incurred in a given month is excessive, then Oraco shall notify Consultant in writing, within five business days of its receipt of Consultant’s estimate, of such belief, and the parties shall determine what the reasonable estimate of such nonspecific expenses should be.  In the event that the parties do not agree as to what the reasonable estimate should be, Consultant shall receive no less than 85% of the amount that Consultant has estimated what the reasonable nonspecific expenses will be.

d.

Automobile and Driver/Security. Oraco shall provide Consultant, during such time as Consultant is performing his Duties as described in Paragraph 1 above, in any location throughout the world , with an automobile and driver who also will act in the place of a security guard.

e.

Payments. For each calendar quarter during a calendar year, Oraco shall pay Consultant, or his heirs, the Commission with respect to such quarter, within forty-five (45) days after the end of the calendar quarter for which such amounts are owed, by check at Consultant’s principal place of business (or at such other address as Consultant or his heirs may from time to time specify in writing) or by wire transfer in accordance with written instructions given to Oraco by Consultant or his heirs. The payment obligation for Commissions accrued shall survive the expiration or termination of this Agreement.

f.

Late Fees on Delinquent Payments. In the event Oraco does not pay any amounts due Consultant pursuant to this Agreement, Oraco shall pay late charges on such past due amounts at a monthly rate of one and one-half percent (1½%) (or, if less, the maximum interest rate then allowed under applicable law).

g.

Reporting requirement. Within  forty-five (45) days after the end of each calendar quarter, and within ninety (90) days after the end of each calendar year, Oraco shall prepare and deliver to Consultant, or his heirs, an unaudited report, showing the Gross Income generated by Oraco and the Commissions due pursuant to this Section 4, with respect to such calendar quarter or calendar year.

h.

Records. During any given year, and for a period of two years thereafter, Oraco shall keep accurate and complete records of all data necessary for the computation of all Commissions due hereunder. From time to time upon ten (10) days written notice to Oraco, Consultant (or his heirs) or his designated independent public accountant shall have the right at reasonable times during normal business hours to examine the records of Oraco applicable to the calculation of the Commissions for the purpose of verifying the amounts owed to Consultant or his heirs and the accuracy of the reports furnished by Oraco; provided, however, that before obtaining access to and examining such records, Consultant, or his heirs, shall execute and deliver, or cause its independent public accountant to execute and deliver, a confidentiality agreement, in form and substance  consistent with the terms and condition of Paragraph 10.1 below, to Oraco regarding Oraco’s records and information contained therein. If the records show that Oraco has underreported the Commissions due Consultant or his heirs by more than five percent (5%)

i.

during any calendar quarter, Oraco shall pay all costs associated with the examination of the records, and all additional Commissions due.

j.

Miscellaneous In the event that Consultant introduces Oraco to any parties known or connected to Consultant who thereafter invest in, or loan funds to, Oraco, then Consultant shall receive a reasonable fee for such introduction

7.

INTELLECTUAL PROPERTY. All processes, inventions, patents, copyrights, trademarks, and other intangible rights ("Intangible Rights") that are conceived or developed by Consultant, at the written request of Oraco either alone or with others, during the term of Consultant's Agreement, shall be the sole property of Oraco. All other Intangible Rights shall be the sole property of Consultant.

8.

TERMINATION BY ORACO. Oraco may terminate this Agreement at any time, if termination is "For Cause", as hereinafter defined. "For Cause" shall mean Oraco's termination of Consultant due to an adjudication of Consultant's fraud, theft, dishonesty to Oraco regarding Consultant's duties, or any material breach of this Agreement, subject to the provisions contained herein.  In the event that Oraco believes that a material breach of this Agreement has occurred, the Board of Directors shall deliver written notice of its belief that a material breach has occurred, specifically stating what provisions of this Agreement Consultant has materially breach If Consultant fails to commence to cure such breach within ten (10) days of receipt of such notification, and thereafter diligently prosecute such cure to completion, Oraco may terminate this Agreement upon the giving of ten (10) days written notice to Consultant. Notwithstanding the foregoing, Consultant may, within ten (10) days of the receipt of any notice that he has materially breached a provision of this Agreement, Consultant may deliver to Oraco a notice of objection to the claim.  In the event such notice of objection is delivered by Consultant to Oraco, the tolling of any time periods set forth in this paragraph shall be suspended until such time as the parties mutually agree that a material breach has occurred.  Should the parties fail to come to such agreement within thirty (30) days of Consultant’s delivery of the notice of objection, either party may request that the matter be submitted to arbitration pursuant to Paragraph 13.8 below, and the tolling of any time periods set forth in this paragraph shall continue to be suspended until a determination has been issued by the arbitrators.   All obligations owed by Oraco to Consultant under this Agreement, and all rights Consultant may have under this Agreement,  shall survive any termination, suspension or other discontinuance of this Agreement.

9.

TERMINATION BY CONSULTANT. Consultant may terminate this Agreement at any time, if termination is "For Cause", as hereinafter defined. "For Cause" shall mean Consultant’s termination of this Agreement due to an adjudication of Oraco's fraud, theft, dishonesty to Consultant regarding Oraco's duties or material breach of this Agreement.  If Oraco fails to cure such breach within ten (10) days after written notice is given by Consultant to the Board of Directors of Oraco and Oraco fails within ten (10) days of such notification to commence such cure and thereafter diligently prosecute such

10.

cure to completion. Consultant may terminate this Agreement after giving ten (10) days written notice, in the event Oraco fails to perform Oraco’s obligations pursuant to the terms and conditions as set forth herein.  In addition, Consultant may terminate this Agreement immediately if Consultant has any health or medical reasons or conditions that would prevent Consultant from performing his services hereunder.  All obligations owed by Oraco to Consultant under this Agreement, and all rights Consultant may have under this Agreement,  shall survive any termination, suspension or other discontinuance of this Agreement.

11.

TRADE SECRETS AND CONFIDENTIAL INFORMATION:

10.1

Nondisclosure. Without the prior written consent of Oraco, Consultant shall not, at any time, either during or after the term of this Agreement, directly or indirectly, divulge or disclose to any person, firm, association, or corporation, or use for Consultant's own benefit, gain, or otherwise, any customer lists, plans, products, data, results of tests and data, or any other trade secrets or confidential materials or like information (collectively referred to as the "Confidential Information") of Oraco and/or its Affiliates, as hereinafter defined, provided to or communicated to Consultant by Oraco, it being the intent of Oraco, with which intent Consultant hereby agrees, to restrict Consultant from disseminating or using any like information that is unpublished or not readily available to the general public.

10.1.1

Definition of Affiliate. For purposes of this Agreement, the term "Affiliate" shall mean any entity, individual, firm, or corporation, directly or indirectly, through one or more intermediaries, controlling, controlled by, or under common control with Oraco.

10.2

Return of Property. Upon the termination of this Agreement, Consultant shall deliver to Oraco all lists, books, records, data, and other information (including all copies thereof in whatever form or media) of every kind relating to or connected with Oraco or their Affiliates and their activities, business and customers.  Oraco shall be allowed to retain any and all information on products, lists, books, records, data, or other information initially produced by Consultant.

10.3

Notice of Compelled Disclosure. If, at any time, a party hereof becomes legally compelled (by deposition, interrogatory, request for documents, subpoena, civil investigative demand, or similar process or otherwise) to disclose any of the Confidential Information, such party shall provide the other party with prompt, prior written notice of such requirement so that the other party may seek a protective order or other appropriate remedy and/or waive compliance with the terms of this Agreement. In the event that such protective order or other remedy is not obtained, that the other party waives compliance with the provisions hereof, each agrees to furnish only that portion of the Confidential Information which such party is advised by written opinion of counsel is legally required and exercise such party's best efforts to obtain assurance that confidential treatment will be accorded such Confidential Information. In any event, the compelled party shall not oppose action by the other party to obtain an appropriate protective order or other reliable assurance that confidential treatment will be accorded the Confidential Information.

11. NON-COMPETITION. Consultant expressly covenants and agrees that Consultant will not and will not attempt, at any time, to, without the prior written consent of the Board of Directors, directly or indirectly interfere with or disrupt or attempt to interfere with or disrupt or take any action that could be reasonably expected to interfere with or disrupt any past or present or prospective relationship, contractual or otherwise, between Oraco and/or any of its Affiliates, and any customer, insurance company, supplier, sales representative, or agent or employee of Oraco or any such affiliate of Oraco.

12. VIOLATION OF COVENANTS:

12.1  Injunctive Relief. Each party acknowledges and agrees that violation of any of the covenants or Agreements hereof would cause irreparable injury to the other party, that the remedy at law for any violation or threatened violation thereof would be inadequate; and that, therefore, the other party shall be entitled to temporary and permanent injunctive or other equitable relief.

12.2

Consultant and Oraco recognize that the laws and public policies of the various states of the United States may differ as to the validity and enforceability of certain of the provisions contained in this section. It is the intention of Consultant and Oraco that the provisions of this section shall be enforced to the fullest extent permissible under the laws and public policies of each jurisdiction in which such enforcement is sought, but that the invalidation (or modification to conform with such laws or public policies) of any provision hereof shall not render unenforceable or impair the remainder of this section. Accordingly, if any provision of this section shall be determined to be invalid or unenforceable, either in whole or in part this section shall be deemed to delete or modify, as necessary, the offending provision and to alter the balance of this section in order to render it valid and enforceable to the fullest extent permissible as provided herein.

13. MISCELLANEOUS:

13.1

Authority to Execute.  The parties herein represent that they have the authority to execute this Agreement.

13.2

Severability.  If any term, provision, covenant, or condition of this Agreement is held by a court of competent jurisdiction to be invalid, void, or unenforceable, the rest of this Agreement shall remain in full force and effect.  In the event that, upon further review of this Agreement, and within five (5) business days of the execution of this Agreement, as opposed to the date of effectiveness of this Agreement, it is determined by either party that any provision of this Agreement violates any applicable law, rule, regulation or statute, the parties shall revise such provision so that it is in compliance with the applicable law, rule, regulation or statute.  However, any such revision shall not alter the intent, effect or either party’s obligations of or under this Agreement, including, but not limited to, Consultant’s Compensation.

13.3

Successors.  This Agreement shall be binding on and inure to the benefit of the respective successors, assigns, and personal representatives of the parties, except to the extent of any contrary provision in this Agreement.

13.4

Assignment.  This Agreement may not be assigned by either party, inclusive of Consultant’s heirs, without the written consent of the other party.

13.5

Singular, Plural and Gender Interpretation.  Whenever used herein, the singular number shall include the plural, and the plural number shall include the singular. Also, as used herein, the masculine, feminine or neuter gender shall each include the others whenever the context so indicates.

13.6

Captions.  The subject headings of the paragraphs of this Agreement are included for purposes of convenience only, and shall not affect the construction or interpretation of any of its provisions.

13.7

Entire Agreement.  This Agreement contains the entire agreement of the parties relating to the rights granted and the obligations assumed in this instrument and supersedes any oral or prior written agreements between the parties. Any oral representations or modifications concerning this instrument shall be of no force or effect unless contained in a subsequent written modification signed by the party to be charged.

13.8

Arbitration.  Any controversy or claim arising out of, or relating to, this Agreement, or the making, performance, or interpretation thereof, shall be submitted to a panel of three (3) arbitrators. The arbitration shall comply with and be governed by the provisions of the American Arbitration Association. The panel of arbitrators shall be composed of two (2) members chosen by Consultant or his heirs and Oraco respectively and one (1) member chosen by the arbitrators previously selected. The findings of such arbitrators shall be conclusive and binding on the parties hereto. The cost of arbitration shall be borne by the losing party or in such proportions as the arbitrator shall conclusively decide.

13.9

No Waiver.  No failure by either Consultant or his heirs or Oraco to insist upon the strict performance by the other of any covenant, agreement, term or condition of this Agreement or to exercise the right or remedy consequent upon a breach thereof shall constitute a waiver of any such breach or of any such covenant, agreement, term or condition. No waiver of any breach shall affect or alter this Agreement, but each and every covenant, condition, agreement and term of this Agreement shall continue in full force and effect with respect to any other then existing or subsequent breach.

13.10

Time of the Essence.  Time is of the essence of this Agreement, and each provision hereof.

13.11

Counterparts.  The parties may execute this Agreement in two (2) or more counterparts, which shall, in the aggregate, be signed by both parties, and each counterpart shall be deemed an original instrument as to each party who has signed by it.

13.12

Attorney's Fees and Costs.  In the event that suit be brought hereon, or an attorney be employed or expenses be incurred to compel performance, the parties agree that the prevailing party therein be entitled to reasonable attorney's fees.

13.13

Governing Law.  The formation, construction, and performance of this Agreement shall be construed in accordance with the laws of the State of New York.

13.14

Notice.  Any notice, request, demand or other communication required or permitted hereunder or required by law shall be in writing and shall be effective upon delivery of the same in person to the intended addressee, or upon deposit of the same with an overnight courier service (such as Federal Express) for delivery to the intended addressee at its address shown herein, or upon deposit of the same in the United States mail, postage prepaid, certified or registered mail, return receipt requested, sent to the intended addressee at its address shown herein. The address of any party to this Agreement may be changed by written notice of such other address given in accordance herewith and actually received by the other parties at least ten (10) days in advance of the date upon which such change of address shall be effective.

13.15

Representation.  It is acknowledged and disclosed that Bradley C. Rosen, Esq., President and CEO of Oraco, has, prior hereto, acted as counsel to Consultant and his business entities.  Consultant has been informed of the fact that Mr. Rosen has not represented Consultant in connection with the negotiation and/or execution of this Agreement, and that Mr. Rosen has, at all time in connection with this Agreement, acted, in his best business judgment, on behalf of Oraco.  Consultant has been advised of these facts and has been further advised that he has the right, and that it is in his best interest, to have counsel of his own choosing review this Agreement and represent him in connection with the negotiation and execution hereof, and that he has had ample time and opportunity to do so.

13.16  Signatures.  For purposes of this agreement, electronic or facsimile versions of signatures shall be deemed as originals.

IN WITNESS WHEREOF, the parties have entered into this Agreement on the date first above written.

CONSULTANT:

ORACO RESOURCES, INC.,

a Nevada corporation

DATE: August 8, 2011

DATE:  August 8, 2011

By: /S/ Charles Huggins

By: /S/ Bradley Rosen

     Charles Huggins

      Bradley Rosen, President